Exhibit 10.22

COOPER-STANDARD HOLDINGS INC.

2011 OMNIBUS INCENTIVE PLAN

1. Purposes; History

(a)	The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors of outstanding ability and to motivate such key employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

(b)	Prior to the Effective Date, the Company had in effect the Amended and Restated 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (the “Prior Plan”). Upon the Effective Date, this Plan amends, restates and replaces the Prior Plan in full. Awards outstanding under the Prior Plan shall continue to be outstanding but, upon the Effective Date, shall become subject to the terms and conditions of this Plan.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

Affiliate: With respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.

Agreement: The written agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

Award: A grant of Options, Stock Appreciation Rights, Shares of Common Stock, Restricted Stock, Restricted Stock Units, Restricted Preferred Stock, an Incentive Award or any other type of award permitted under and granted pursuant to the Plan.

Board: The Board of Directors of the Company.

Cause: Cause (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate which includes a definition of “Cause”, shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, shall mean (1) the Participant’s willful failure to perform duties or directives which is not cured following written notice, (2) the Participant’s commission of a (x) felony or (y) crime involving moral turpitude, (3) the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its Affiliates, or (4) material breach by the Participant of the restrictive covenants, including, without limitation, any non-compete, non-solicitation or confidentiality provisions to which the Participant is bound.

Change of Control: The occurrence of any of the following events after the Effective Date: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) or (ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise.

Notwithstanding anything in the Plan or an applicable Agreement, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if the payment of compensation under such Award would be triggered upon an event that otherwise would constitute a “Change of Control” but that would not constitute a change of control for purposes of Code Section 409A, then such event shall not constitute a “Change of Control” for purposes of the payment provisions of such Award.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occured as a result of (x) the Company’s emergence from Chapter 11 as contemplated by the Plan of Reorganization, (y) the execution and delivery of the Commitment Agreement or (z) the consummation of the transactions provided in the Commitment Agreement and/or the Plan of Reorganization (or otherwise contemplated by the Commitment Agreement and/or the Plan of Reorganization to occur prior to or on or about the Emergence Date); provided that the foregoing exception shall not apply if a Backstop Purchaser (A) entered into any written shareholder or voting agreement (other than the Commitment Agreement, the Ancillary Agreements or the Plan of Reorganization), (B) purchased or acquired pre-petition claims with respect to the Senior Subordinated Notes (including the purchase or acquisition of any such pre-petition claim held by any other Backstop Purchaser or its affiliates, but excluding any purchase or acquisition by a Backstop Purchaser or its affiliates in its broker/dealer, market making, flow trading or other non-proprietary trading activities), or (C) assigned the Commitment Agreement or its obligations thereunder pursuant to Section 12 of the Commitment Agreement, in the case of each of clauses (A), (B) and (C), only if such action resulted in such Backstop Purchaser having beneficial ownership of greater than or equal to 50% of the total voting power of the Company’s voting power upon emergence. For purposes of clarification, (i) neither (a) the agreements and arrangements involving Backstop Purchasers contemplated by the Commitment Agreement or the Plan of Reorganization to occur or exist prior to, on or about the Emergence Date nor (b) any agreements or arrangements by Backstop Purchasers at any time prior to, on or after the Emergence Date to dispose of any or all of their securities of the Company shall be taken into account in determining whether such Backstop Purchasers constitute a “group” for purposes of determining whether a Change of Control has occurred and (ii) the acquisition by any person of any equity interest in the Company at any time following the issuance of Backstop Purchaser Shares, Rights Offering Shares and Warrants (including the Backstop Purchaser Warrants) pursuant to the Plan of Reorganization (other than any acquisition from any Backstop Purchaser that is agreed to between such Backstop Purchaser and its transferee or assignee and consummated on or about the Emergence Date) shall not be deemed a transaction provided for in the Commitment Agreement or the Plan of Reorganization. Capitalized terms used in this paragraph and not defined in the Plan shall have the meanings assigned to them in the Commitment Agreement.

Code: The Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

Commitment Agreement: The Commitment Agreement dated as of March 19, 2010 by and between the Company and the Backstop Purchasers.

Committee: The Board or any committee to which the Board delegates duties and powers hereunder; provided that, on and after the first day on which a registration statement registering the Common Stock under Section 12 of the Act becomes effective, such committee shall be comprised solely of at least two directors, each of whom must qualify as an “outside director” within the meaning of Code Section 162(m) and as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Act.

Common Stock: The shares of common stock, par value $0.001 per share, of the Company.

Company: Cooper-Standard Holdings Inc., a Delaware corporation.

Director: A member of the Board.

Disability: Disability means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.

Effective Date: The effective date of the Plan is January 1, 2011.

Emergence Date: The effective date of the Plan of Reorganization.

Employment: The term “Employment” as used herein shall be deemed to refer to a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or to a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board. For the avoidance of doubt, a Participant’s Employment shall be deemed to remain in effect so long as the Participant is either an employee of the Company or any of its Affiliates or a non-employee member of the Board.

Equity: The Common Stock, the Preferred Stock, and the Warrants.

Fair Market Value: On a given date, (i) the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, (ii) if the Shares are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, or (iii) if the Shares are not quoted or traded on a stock market, exchange, or over-the-counter market, the Fair Market Value of the Shares will be as determined in good faith by the Committee.

Future Grant: Awards that may be granted at any time after the Emergence Date in accordance with the terms of the Plan.

Good Reason: Good Reason (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate which employment includes a definition of “Good Reason”, shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, shall mean (1) a substantial diminution in the Participant’s position or duties; adverse change of reporting lines; or assignment of duties materially inconsistent with the Participant’s position; (2) any reduction in the Participant’s base salary or annual bonus opportunity other than a reduction which is applied generally to other similarly-situated employees in a similar manner; (3) any reduction in the Participant’s long-term cash incentive compensation opportunities, other than reductions generally affecting other employees participating in the applicable long-term incentive compensation programs or arrangements; (4) the failure of the Company or an Affiliate to pay the Participant any compensation or benefits when due under any employment agreement between the Participant and the Company or such Affiliate; (5) relocation of the Participant’s principal place of work in excess of fifty (50) miles from the Participant’s then principal place of work; or (6) any material breach by the Company or an Affiliate, as applicable, of the terms of any employment agreement between the Participant and the Company or such Affiliate; provided that none of the events described in (1) through (6), above, shall constitute Good Reason unless the Company or its Affiliate, as applicable, fails to cure such event within 10 calendar days after receipt from the Participant of written notice of the event which constitutes Good Reason.

Incentive Award: The right to receive a cash payment to the extent Performance Goals are achieved, including “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.

Initial Grant: Awards granted on the Emergence Date in accordance with the terms of the Plan.

Option: A non-qualified stock option granted pursuant to Section 6.

Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a).

Participant: With respect to the Initial Grant, a key employee of the Company or its Affiliates, who received an Initial Grant. With respect to any Future Grant, a key employee or director of the Company or its Affiliates who is selected by the Committee to participate in the Plan.

Performance Goals: Any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Affiliates or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; total stockholder return; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating goals; operating margin; profit margin; sales performance; and internal revenue growth. As to each Performance Goal, the Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) extraordinary, unusual and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the Committee designates either at the time an Award is made or at any time thereafter; provided that, to the extent Code Section 162(m) is applicable to an Award, the Committee’s exercise of discretion shall be precluded to the extent required by Code Section 162(m). In addition, in the case of Awards that the Committee determines at the date of grant will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan and may make any adjustments to such Performance Goals as the Committee determines. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

Plan: The Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan.

Plan of Reorganization: The second amended Chapter 11 plan of reorganization, of the Company confirmed by the United States Bankruptcy Court for the District of Delaware effective as of May 27, 2011.

Preferred Stock: The shares of preferred stock, par value $0.001 per share, of the Company designated as 7% Cumulative Participating Convertible Preferred Stock in the Company’s Certificate of Designations for the 7% Cumulative Participating Convertible Preferred Stock.

Restricted Preferred Stock: The shares of Preferred Stock granted pursuant to the Restricted Preferred Stock Awards.

Restricted Preferred Stock Awards: Awards of Restricted Preferred Stock granted pursuant to Section 8.

Restricted Stock: The shares of Common Stock granted pursuant to the Restricted Stock Awards.

Restricted Stock Awards: Awards of Restricted Stock granted pursuant to Section 8.

Restricted Stock Unit: The right to receive cash and/or Shares of Common Stock the value of which is equal to the Fair Market Value of one Share of Common Stock, granted pursuant to Section 8.

Retirement: Termination of employment with the Company and its Affiliates (without Cause) on or after (1) attainment of age 65 or (2) attainment of age 60 with five (5) years of service. For purposes hereof, “years of service” means the employee’s total years of employment with the Company and any Affiliate, including years of employment with an entity that is acquired by the Company prior to such acquisition.

Rule 16b-3: Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Act.

Section 16 Participants: Participants who are subject to the provisions of Section 16 of the Act.

Share: A share of Common Stock, Preferred Stock, Restricted Stock or Restricted Preferred Stock, as applicable.

Stock Appreciation Right or SAR: The right of a Participant to receive cash, and/or Shares with a Fair Market Value equal to the appreciation of the Fair Market Value of a Share during a specified period of time, granted pursuant to Section 7.

Warrants: Warrants to purchase shares of Common Stock having the terms as set forth in the Warrant Agreement dated as of May 27, 2010 between the Company and Computershare Inc. and Computershare Trust Company, N.A.

3. Shares Subject to the Plan

The total number of Shares which shall be issued under the Plan as the Initial Grant is as follows: (1) 4% of the Common Stock (or 757,896 shares of Common Stock, plus, subject to realized dilution on the Warrants, an additional 104,075 shares of Common Stock) to be granted as Restricted Stock; (2) 4% of the Preferred Stock (convertible into 178,783 shares of Common Stock) to be granted as Restricted Preferred Stock; and (3) 3% of the Equity (or

702,509 shares of Common Stock, plus, subject to realized dilution on the Warrants, an additional 78,057 shares of Common Stock) to be granted as Options. The total number of Shares which may be issued under the Plan as the Future Grant, to be issued incrementally, is 3% of the Equity (or 702,509 shares of Common Stock, plus, subject to realized dilution on the Warrants, 78,057 shares of Common Stock). The issuance of Shares or the payment of cash upon the exercise of an Award (denominated in or that relates to Shares) or in consideration of the cancellation or termination of an Award (denominated in or that relates to Shares) shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan.

Subject to adjustment as provided in Section 12, to the extent Code Section 162(m) is applicable, no Participant may be granted Awards that could result in such Participant:

(a)	Receiving, during any fiscal year of the Company, Options for, and/or SARs with respect to, more than 400,000 Shares;

(b)	Receiving, during any fiscal year of the Company, Awards of Restricted Stock and/or Restricted Stock Units relating to more than 200,000 Shares;

(c)	receiving, with respect to Annual Incentive Award(s) granted in respect of any single fiscal year of the Company, a cash payment (or a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units having a Fair Market Value at the time of grant) of more than $10,000,000;

(d)	receiving, with respect to Long-Term Incentive Award(s) granted in respect of any period greater than one year, and which all have performance periods ending in the same fiscal year, a cash payment (or a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units having a Fair Market Value at the time of grant) of more than $10,000,000.

In all cases, to the extent Code Section 162(m) is applicable, determinations under this Section 3 should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

4. Administration

(a)

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; provided, however, that, on and after the first day on which a registration statement registering the Common Stock under Section 12 of the Act becomes effective, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act or does not relate to awards intended to qualify as performance-based compensation under Code Section 162(m). The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Notwithstanding the foregoing, no outstanding Award may be amended pursuant to this Section 4 without compliance with Section 16(b).

(b)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award, and the Company shall have no obligation to deliver Shares under an Award unless and until such amount is so paid. Unless the Committee specifies in an Agreement or otherwise, the Participant may elect to pay a portion or all of the minimum statutory required withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant, in each case having a Fair Market Value equal to such withholding tax amount.

5. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

The Committee may grant Options to any Participant it selects. Options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in an Agreement between the Company and the Participant:

(a)	Option Price.

Initial Grant: The Option Price shall be the Fair Market Value of a Share on the Emergence Date.

Future Grants: The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the applicable Option is granted.

No Option may be amended, and neither the Committee nor the Company may take any other action the effect of which is, to reduce the Option Price other than (i) adjustments made pursuant to Section 12 that do not constitute modifications under Treasury Regulation §1.409A-1(b)(5)(v)(B), or (ii) in connection with a transaction which is considered the grant of a new option for purposes of Code Section 409A, provided that the new Option Price is not less than the Fair Market Value of a Share on the new grant date.

(b)	Vesting. Subject to Section 12(b), each Option shall become vested at such times as may be designated by the Committee and set forth in the applicable Agreement.

(c)	Exercisability. Options shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in the applicable Agreement, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(d)	Exercise of Options. Except as otherwise provided in the Plan or in an Agreement, an Option may be exercised for all, or from time to time, any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) of the following sentence. The Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares are not subject to a security interest or pledge, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) if approved by the Committee and subject to such rules as the Committee prescribes, by having the Company withhold a number of Shares otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, or (v) if there is a public market for the Shares at such time and if the Committee has authorized or established any required plan or program, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(e)	Attestation. Wherever in this Plan or any Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7. Stock Appreciation Rights.

The Committee may grant SARs to any Participant it selects. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Committee approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

No SAR may be amended, and neither the Committee nor the Company may take any other action the effect of which is, to reduce the grant price of an SAR other than (i) adjustments made pursuant to Section 12 that do not constitute modifications under Treasury Regulation §1.409A-1(b)(5)(v)(B), or (ii) in connection with a transaction which is considered the grant of a new SAR for purposes of Code Section 409A, provided that the new grant price is not less than the Fair Market Value of a Share on the new grant date.

8. Restricted Stock Awards, Restricted Preferred Stock Awards and Restricted Stock Units

(a)	Grant. As part of the Initial Grant, the Committee shall grant Restricted Stock Awards and Restricted Preferred Stock Awards to any Participant it selects, which shall be evidenced by an Agreement between the Company and the Participant. In addition, subject to the provisions of the Plan, the Committee may determine to whom and when any Future Grants of Restricted Stock Awards, Restricted Preferred Stock Awards and/or Restricted Stock Units will be made, which shall be evidenced by an Agreement between the Company and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreement may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock, Restricted Preferred Stock and Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.

(b)

Rights of Participant. A stock certificate or certificates with respect to the Shares of Restricted Stock or Restricted Preferred Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares; provided that the Committee may determine instead that such Shares shall be evidenced by book-entry registration. If a Restricted Stock Unit is settled in Shares, a stock certificate or certificates with respect to such Shares shall be issued in the name of the Participant as soon as reasonably practicable after, and to the extent of, such settlement. If a Participant shall fail to execute the Agreement evidencing a Restricted Stock Award, Restricted Preferred Stock Award or Restricted Stock Unit, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, any certificates issued in connection with a Restricted Stock Award, Preferred Restricted Stock Award or settlement of a Restricted Stock Unit shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the applicable Agreement, upon delivery of the certificates to the escrow agent or the book-entry registration, as applicable, the Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and subject to Section 8(e), to receive all dividends or other distributions paid or made with respect to such Shares.

(c)	Non-transferability. Until all restrictions upon the Shares of Restricted Stock or Restricted Preferred Stock or Restricted Stock Units awarded to a Participant shall have lapsed in the manner set forth in Section 8(d), such Shares or such Restricted Stock Unit, as applicable, shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(d)	Lapse of Restrictions. Except as set forth in Section 12(b), restrictions upon Shares of Restricted Stock or Restricted Preferred Stock or upon Restricted Stock Units awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The applicable Agreement shall set forth any such restrictions.

(e)	Treatment of Dividends. The payment to the Participant of any dividends or distributions declared or paid on such Shares of Restricted Stock or Restricted Preferred Stock, or on Shares of Common Stock underlying a Restricted Stock Unit, awarded to the Participant shall be deferred until the lapsing of the restrictions imposed upon such Shares or the settlement of such Restricted Stock Unit, as applicable. Any such deferred dividends or distributions may be credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Shares or the settlement of such Restricted Stock Units and any such deferred dividends or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Shares or such Restricted Stock Units.

9. Other Stock-Based Awards.

Subject to the terms of this Plan, the Committee may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Shares or in cash. Without limitation, such Award may include the issuance of unrestricted Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Shares from the Company; provided that no more than an aggregate of 35,000 Shares may be issued pursuant to Awards made under this Section 9. The Committee shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at no less than 100% of the Fair Market Value of the underlying Shares on the grant date of the Award.

10. Annual Incentive Awards

Subject to the terms of this Plan, the Committee will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or a Change of Control or, in the case of Awards that at the date of grant the Committee determines will not be considered performance-based compensation under Code Section 162(m) or to which the Committee determines Code Section 162(m) is inapplicable, retirement (as defined by the Committee) or such other circumstances as the Committee may specify; (b) the performance period must relate to a period of at least one fiscal year of the Company except that, if the Award is made at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year; and (c) payment will be in cash except to the extent that the Committee determines that payment will be made in the form of a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Annual Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

11. Long-Term Incentive Awards

Subject to the terms of this Plan, the Committee will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the

Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or a Change of Control or, in the case of Awards that at the date of grant the Committee determines will not be considered performance-based compensation under Code Section 162(m) or to which the Committee determines Code Section 162(m) is inapplicable, retirement (as defined by the Committee) or such other circumstances as the Committee may specify; (b) the performance period must relate to a period of more than one fiscal year of the Company except that, if the Award is made at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a shorter period; and (c) payment will be in cash except to the extent that the Committee determines that payment will be made in the form of a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Long-Term Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

12. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Equity Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any other transaction which in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, the Committee shall make such substitution or adjustment, in such manner as it deems equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price or grant price and/or (iii) any other affected terms of such Awards.

Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Board or Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b)	Change of Control.

(i) Initial Grant Awards. In the event of a Change of Control after the Effective Date, 50% of the then unvested portion of all outstanding Initial Grant Awards shall vest (and any restrictions thereon shall lapse). The remaining outstanding Initial Grant Awards shall vest (and any restrictions thereon shall lapse) in accordance with their terms; provided however, that upon a termination of a Participant’s Employment by the Company and its Affiliates without Cause or by the Participant for Good Reason within two years after such Change of Control, the remaining outstanding Initial Grant Awards shall vest (and any restrictions thereon shall lapse) with respect to the remaining outstanding Shares of such Initial Grant Awards. Notwithstanding the foregoing, the Committee may place additional restrictions upon certain Initial Grant Awards in the applicable Agreement.

(ii) Future Grant Awards. For all outstanding Future Grant Awards, any acceleration in connection with a Change of Control shall be determined by the Committee and set forth in each Agreement.

(iii) Awards Generally. If and to the extent determined by the Committee in the applicable Agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to a Change of Control and the Committee may, but shall not be obligated to, with respect to some or all of the outstanding Awards (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change of Control, any such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force and effect.

13. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator, beneficiary or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant in accordance with the terms of such Award.

16. Amendments and Termination

(a)	Authority to Amend or Terminate. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (i) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 12 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or (ii) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding the foregoing, the Board may not amend the provisions of Sections 6 and 7 that restrict the repricing of Options and SARs.

(b)	Survival of Authority and Awards. To the extent provided in the Plan, the authority of (i) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (ii) the Board or Committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

17. International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards (including granting restricted stock units payable in cash or stock, in lieu of restricted stock) with respect to such Participants in order to conform such terms to the requirements of local law or to address local tax, securities or legal concerns.

18. Choice of Law; Severability

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

If any provision of the Plan or any Agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (b) would disqualify the Plan, any Agreement or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such Agreement or such Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, such Agreement and such Award shall remain in full force and effect.

19. No Guarantee of Tax Treatment

Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (a) any Award intended to be exempt from Code Section 409A shall be so exempt, (b) any Award intended to comply with Code Section 409A shall so comply, (c) any Award shall otherwise receive a specific tax treatment under any other applicable tax law. However, in the event it shall be determined that any Initial Grant is subject to the 20% tax imposed by Code Section 409A, the Company shall, within thirty days of the imposition of such tax, fully reimburse the Participant for the additional tax of 20%, interest and penalties imposed in connection therewith, levied on the Participant with respect to such Award under Code Section 409A (the “Gross Up Payment”) as well as for any other tax, including income and withholding taxes, levied on the Participant with respect to the Gross Up Payment.

20. General Restrictions

Notwithstanding any other provision of the Plan, the granting of Awards under the Plan and the issuance of Shares in connection with such Awards, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and the Company shall have no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

21. Committee

No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee, and each officer or member of any other committee to whom a delegation under Section 4 has been made, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

22. Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.